EXHIBIT 99.3

BROADRIDGE FINANCIAL SOLUTIONS

SUPPLEMENTAL REPORTING DETAIL (UNAUDITED)

THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2017

ADDITIONAL PRODUCT LINE REPORTING

$ in millions	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016	% Change	Nine Months Ended March 31, 2017	Nine Months Ended March 31, 2016	% Change
Investor Communication Solutions ("ICS")						
Equity proxy	$44.2	$42.3	4%	$106.6	$103.3	3%
Mutual fund interims	59.9	57.4	4%	148.3	145.6	2%
Customer communications & fulfillment	203.7	88.9	129%	576.2	239.5	141%
Other ICS	81.7	74.8	9%	221.7	209.4	6%
Total ICS recurring fee revenues	**$389.4**	**$263.3**	**48%**	**$1,052.8**	**$697.8**	**51%**
Equity & other	17.9	16.6	8%	50.0	56.2	-11%
Mutual funds	43.0	31.8	35%	78.2	87.1	-10%
Total event driven revenues	**$60.9**	**$48.5**	**26%**	**$128.2**	**$143.3**	**-11%**
Distribution	376.0	203.7	85%	1,078.3	575.7	87%
Total ICS revenues	**$826.4**	**$515.4**	**60%**	**$2,259.3**	**$1,416.8**	**59%**
Global Technology & Operations ("GTO")						
Equities & other	167.5	160.3	4%	488.8	455.9	7%
Fixed income	35.2	31.0	14%	103.4	92.4	12%
Total GTO recurring fee revenues	**$202.7**	**$191.3**	**6%**	**$592.3**	**$548.3**	**8%**
Foreign currency exchange	(20.1)	(17.8)	*nm*	(54.8)	(42.6)	*nm*
Total revenues	**$1,008.9**	**$688.8**	**46%**	**$2,796.8**	**$1,922.5**	**45%**
Revenues by Type						
Recurring fee revenues	$592.0	$454.6	30%	$1,645.1	$1,246.1	32%
Event driven revenues	60.9	48.5	26%	128.2	143.3	-11%
Distribution revenues	376.0	203.7	85%	1,078.3	575.7	87%
Foreign currency exchange	(20.1)	(17.8)	*nm*	(54.8)	(42.6)	*nm*
Total revenues	**$1,008.9**	**$688.8**	**46%**	**$2,796.8**	**$1,922.5**	**45%**

The above information is provided for supplementary purposes only.

On occasion, previously presented information may be updated. Prior period updates, if any, are not material.

Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL (UNAUDITED) THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2017 RECURRING FEE REVENUE GROWTH DRIVERS Quarter Ended March 31, 2017 Nine Months Ended March 31, 2017 ICS GTO Broadridge ICS GTO Broadridge Internal growth 0% -2% -1% 0% 1% 0% Net new business 6% 5% 5% 4% 4% 4% Organic recurring fee revenue growth 6% 3% 4% 4% 5% 5% Acquisitions 42% 3% 26% 47% 3% 27% Total recurring fee revenue growth 48% 6% 30% 51% 8% 32% On occasion, previously presented information may be updated. Prior period updates, if any, are not material. Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL (UNAUDITED) THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2017 SELECT OPERATING STATISTICS Quarter Ended March 31, % Nine Months Ended March 31, % $ in millions 2017 2016 Change 2017 2016 Change Closed Sales $47.6 $28.6 66% $125.0 $94.3 33% Position Growth1 Equities proxy 6% 9% 3% 4% Mutual fund interims 5% 4% 3% 5% Internal Trade Growth2 Equity 3% 3% 4% 2% Fixed income 1% 0% 0% 1% 1 2 On occasion, previously presented information may be updated. Prior period updates, if any, are not material. who were on Broadridge's trading platforms in both the current and prior year period fund interims, respectively, for equities and mutual funds’ position data reported to Broadridge in both the current and prior year periods. Internal trade growth represents the growth in trade volumes for clients whose contracts are linked to trade volumes and Stock position growth and mutual fund interim position growth measure the annual change in total positions for equity proxies and mutual